ARTICLES OF AMENDMENT OF THE CHARTER
                                OF
                  MILLER C0NTRACT DRILLING, INC.

Pursuant to the provisions of Section 48-303 of the Tennessee General Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1. The name of the corporation is: Miller Contract Drilling, Inc.

2. The amendment adopted is:

At a special meeting of the stockholders and directors of Miller
Contract Drilling, Inc., the sole stockholder and the sole director being present and by his signature waiving notice of said meeting, it was UNANIMOUSLY RESOLVED by the stockholder, and

UNANIMOUSLY RESOLVED by the director

That the corporation change its name, effective as soon as the change can be effected through the Secretary of State, from Miller Contract Drilling, Inc., to: Miller Petroleum, Inc.

3. The amendment was duly adopted by the unanimous written consent of the shareholders and directors on the 9TH day of February, 1984.

4. All outstanding stock shall be redeemed for equal shares of Miller Petroleum, Inc.

5. This amendment shall be effective when filed by the Secretary of State.

       This 9TH day of February, 1984.

                      MILLER CONTRACT DRILLING, INC.


                      /S/Deloy Miller
                        President